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                                                                    EXHIBIT 23.2


                   Consent of Independent Public Accountants

The Board of Directors and Stockholders of Boston Properties, Inc.:

We consent to the incorporation by reference in the registration statement and related prospectus dated September 3, 1999 on Form S-3 of Boston Properties, Inc. of our report dated December 18, 1998 relating to the combined statement of revenues over certain operating expenses of Embarcadero Center Portfolio for the year ended December 31, 1997, which report appears in Form 8-K/A filed on January 26, 1999, which amended a Form 8-K dated November 12, 1998. Our report on the combined statement of revenues over certain operating expenses contains a paragraph that states the combined statement of revenues over certain operating expenses was prepared for the purpose of complying with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and excludes certain expenses that would not be comparable to those resulting from the proposed future operations of the properties. It is not intended to be a complete presentation of the operations of the properties.



                                             /s/ KPMG LLP


San Francisco, California
September 3, 1999